2001 Annual Shareholders Meeting

ROBERT G. BOHN
Chairman, President and Chief Executive Officer
Oshkosh Truck Corporation
Oshkosh, Wisconsin
February 5, 2001

Good morning, everyone.

This is a moment that I look forward to every year. The opportunity to talk to you about our great company and share our vision for the future of Oshkosh Truck.

The economic climate certainly has changed since we last met. In 2000, the markets gave us a wild ride with the Nasdaq dipping more than 40% from its heights. The nation was pulled into a political frenzy for 37 days as we waited to know who our next president would be. And, the economy slowed, to a point where on January 25, Federal Reserve Chairman Alan Greenspan announced it might just be braking to a complete halt.

Through all of that, Oshkosh stands out as a consistent, powerful performer among sagging industrial companies and the fading dot.com phenomenon. Investors are starting to again put their faith in earnings, cash flow and shareholder returns. That’s where Oshkosh Truck shines.

In fact, you’ll be interested to know that our team set new performance milestones in fiscal 2000:

        Net income grew to over 48 and a half million dollars, up 56 percent
        Revenues climbed to over $1.3 billion
        Operating income margins, always a barometer of success, improved to 7.4 percent
        And, our stock price went up more than 50 percent in calendar 2000. It outperformed the machinery industry, the
         S&P 500 and the Nasdaq.

Oshkosh is a different type of industrial company. Since 1996, we’ve generated exceptional growth through diversification, acquisition and organic performance. In 2001, we’ve predicted close to 17% growth in our earnings per share. We moved up to 56th in Fortune’s rankings of the fastest growing U.S. companies. Forbes named us one of the “Best Big Companies in America.” What I’m most proud of is that it speaks to our ability to evolve and grow aggressively, even in a down market, because of our people, our strategy and our drive.

Let's turn to our performance in each of our businesses.

In the defense segment, we saw sales increase 24 percent to $276 million in fiscal 2000. About half of that jump can be attributed to the start up of production on the Medium Tactical Vehicle Replacement, or MTVR, contract. The remainder was due to new business in the Middle East. Operating income grew even more with an increase of almost 32 percent.

Our fire and emergency grew 16 percent to $391 million in revenues in fiscal 2000 and drove operating income up 23 percent. Our margins were stronger thanks to increasing contributions of our ARFF vehicles. We outpaced and outclassed our competition, AGAIN, in new product development.

And, I would be remiss not to recognize the performance of our airport and municipal product groups. They delivered record sales in aircraft rescue and fire fighting vehicles and expanded applications for our snow removal line.

Our commercial sales grew to just over $658 million in fiscal 2000. That growth was balanced between concrete placement and refuse. Concrete mixer sales were up 9% percent. Refuse sales were up 8%. Operating income growth outpaced sales with a 12% jump on the back of a cost reduction program in our front-discharge business.

In the domestic market, fiscal 2000 was a record year for concrete placement sales, thanks to housing starts that seemed to know no bounds. And, while fiscal 2001 sales are down off those peak levels, with a little help from Mr. Alan Greenspan, we are hopeful that concrete placement will rebound in 2002. We do expect the fiscal 2001 decline in concrete placement to be somewhat offset by an expected 10 percent growth in refuse sales.

I think it’s interesting to take a moment, every now and then, to look back. It helps you see clearly where you’ve come from and gives you valuable insight into where you can go. When I look at the past three years, my impression is one of great forward motion. Oshkosh nearly doubled revenues, more than tripled operating income and nearly quadrupled earnings per share.

We understand the road to excellent long-term growth. Let me tell you about it.

Product innovation fuels the engine of growth. We’re very fortunate to have the best minds in the business developing our truck technology and fueling our growth.

One of our most ingenious solutions yet is ProPulse™ electric drive technology. It can improve fuel economy, make cleaner trucks and generally improve performance. It has the potential to create a dramatic shift in our dependence on petroleum-based fuels. This system puts Oshkosh at the forefront of that movement.

We have many products on the drawing board that we anticipate will contribute to our prospects. In 2001, we plan to:

        Introduce a completely redesigned aircraft rescue and fire fighting truck,
        Extend the Contender Series product line,
        Develop a new refuse recycling body and start delivering the new Atlantic Series of front loaders,
        Build FMTV prototypes for the Army.

The MTVR program for the Marines is on schedule. We stormed through developmental testing and beat the Marines’ reliability requirements by a factor of 3. We anticipate call up of program year three funding in mid-April, following Phase II operational testing. We’re also close to finalizing a Family of Heavy Tactical Vehicles contract that amounts to over $1 billion in business during the next five years.

Just ten days from now, we’ll turn in what we expect to be a very competitive FMTV developmental contract proposal. We’ve invested considerable energy and resources in this project, and look forward with anticipation to the test and evaluation phase that leads to the production contract bid.

Oshkosh Truck is a global corporation, and becoming more so all the time. In fiscal 2000, international sales nearly doubled to almost 8 percent of total sales. Next year’s target is 10 percent of sales. In the next three to five years, you’ll see us target 20 percent.

In fact, we just closed a deal with potential for up to $95 million in heavy tank transporters and trailers for the United Kingdom’s Ministry of Defense. This contract gives us an opportunity to prove ourselves and strengthens our competitive position for future UK programs.

One of the strategies that Oshkosh has executed extremely well is acquisitions. Our string of successes began in 1996 with Pierce. McNeilus was the right move at the right time in 1998. Kewaunee Fabrications was a great tuck-in acquisition in 1999. And in 2000, we made another bold move with Medtec.

It’s interesting to look back to 1996, when 60 percent of our business was defense business. In 2000, defense customers accounted for about 19 percent of our sales. These customers are certainly just as important to us as they ever have been, but, happily, they’ve been joined by fire fighters, concrete producers, refuse haulers and EMTs who look to us for the best products and customer service. Today, we are stronger and more diversified. Thanks to our diversification, the company has never been better balanced or more recession resistant.

Before I leave you, I’d like to take a moment to recognize and thank the thousands of Oshkosh employees, and their families who support them. They provide the energy that drives our progress. I’d also like to thank our customers for their confidence in us. It’s from them that I get my confidence in our future.

Moving ahead, I clearly see excellent long-term potential for Oshkosh Truck. As we develop and innovate, as we expand and automate -- we are committed to capitalizing on these opportunities through our proven growth strategies.

A body in motion stays in motion. I like the way that sounds. Under the laws of physics, that body eventually comes to rest. I don’t pay any attention to that part. More importantly, neither does Oshkosh Truck.

Thank you.